FOR IMMEDIATE RELEASE

Boomerang Systems, Inc. Private Offering of Sale of Securities

Morristown, New Jersey, July 30, 2010 – Boomerang Systems, Inc. (OTC/PS - BMER) announced  the completion on July 13, 2010 of a $7 million private offering of securities by the Company to a group of private equity investors, pursuant to a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, (the “Securities Act”).  The Offering was for the sale of 28,000,000 shares of the Company’s Common Stock, $0.001 par value, and an equal amount of Common Stock Purchase Warrants to purchase shares of common stock.  Each share, with a warrant attached to purchase one additional share, was offered at a subscription price of $0.25 per share.   The warrants offered are exercisable for a period of 5 years at $0.25 per share.

In addition, the holders of approximately $2.7M of outstanding indebtedness and obligations of the Company exchanged their indebtedness for shares of the Company’s Common Stock and Common Stock Purchase Warrants at an exchange price per share equivalent to the price per share of the Company’s securities sold in the Private Offering.  The Common Stock and Warrants issued in the exchange have terms identical to the securities sold in the private offering.  The total number of shares of Common Stock exchanged for debt was 10,904,144 shares.

This news release does not constitute an offer of any securities of Boomerang for sale. The securities sold in the private sale of Boomerang’s shares and warrants was not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

About Boomerang Systems - Boomerang Systems, Inc. is a leading US manufacturer of automated parking systems headquartered in Morristown, NJ with research and production facilities located in Logan, Utah.

Additional information may be obtained by contacting Maureen Cowell, Boomerang’s Secretary, at 973-538-1194 or email at maureenc@boomerangsystems.com.

Cautionary Statement for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995.

        With the exception of historical matters, the matters discussed in this press release are “forward-looking statements” as defined under the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Forward looking statements included herein include the Company’s ability to make additional sales of its automated parking systems and self storage units during the fiscal year ending September 30, 2010 and thereafter, its ability to timely file all periodic reports and other filings with the Securities and Exchange Commission and its ability to attain its business objectives and business plan. Forward-looking statements also include, among others, the success of the Company in implementing the its business plan in the future and that the Company will achieve material revenues. Boomerang intends that the forward-looking statements herein be covered by the safe-harbor provisions for forward-looking statements contained in the Securities Exchange Act of 1934, as amended, and this statement is included for the purpose of complying with those safe-harbor provisions.